                    International Strategy & Investment, Inc.
                 International Strategy & Investment Group, Inc.
                           Consolidated Code of Ethics


I.       General

         Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for investment company personnel and other "Access Persons" to engage in "fraudulent, deceptive or manipulative" practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company. The Rule also requires every investment company, the investment company's investment advisor and, in certain cases, the investment company's principal underwriter, to adopt a Code of Ethics containing provisions "reasonably necessary to prevent" such prohibited practices.

         International Strategy & Investment, Inc. ("ISI") is the investment advisor for Total Return U.S. Treasury Fund, Inc. ("Total Return"), Managed Municipal Fund, Inc. ("Managed Municipal"), North American Government Bond Fund, Inc. ("North American") and ISI Strategy Fund, Inc. ("Strategy"). Total Return, Managed Municipal, North American and Strategy are referred to collectively as the "Funds". International Strategy & Investment Group, Inc. ("ISI Group") is the principal distributor for Strategy and North American and the ISI classes of Total Return and Managed Municipal. This document constitutes the Code of Ethics required by Rule 17j-1 for ISI and ISI Group.

II.      Definitions

         For purposes of this Code, the following terms have the meanings set forth below:

         B. "Access Person" means:

             4. Every director or officer of ISI or ISI Group;

             5. Every "Advisory Person" of the Funds or of ISI.  An "Advisory
                Person" is:

                           (a) any employee of ISI who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Security by the Funds, or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; and

                           (b) any natural person in a Control relationship to ISI who obtains information concerning recommendations made to the Funds with regard to the Purchase or Sale of a Security by the any of the Funds.

             6. Any director or officer of ISI Group who in the ordinary course of his or her business makes, participates in or obtains information regarding the Purchase or Sale of Securities for the Funds or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Funds regarding any Purchase or Sale of Securities.

         B. "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the securities.

         C. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section2(a)(9) defines "control" as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

         G. "Held or to be Acquired" means (i) is or has been held by the fund, or (ii) is being or has been considered by such fund or its investment advisor or sub-advisor for purchase, within the most recent 15 days.

         H.  "Investment Personnel" means:

             1. Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Purchase or Sale of securities by any of the Funds; and

             2. Any natural person who Controls ISI and who obtains information concerning recommendations made to any of the Funds regarding the Purchase or Sale of securities by a Fund.

         I. "Purchase or Sale of a Security" means obtaining or disposing of "Beneficial Ownership" of that Security and includes, among other things, the writing of an option to purchase or sell a Security.

         J. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by registered, open-end investment companies.

III. General Principles

         A.  Access Persons

             All Access Persons are subject to the prohibitions of Rule 17j-1 against fraudulent practices and to the general fiduciary principles as set forth in B and C below. Certain provisions of this Code of Ethics, for example, the reporting requirements and certain other requirements and restrictions contained herein, apply only to narrower classes of persons, e.g., Investment Personnel.

             However, all Access Persons should appreciate the need to behave in an ethical manner with respect to the Funds. In particular, all Access Persons should be wary of any potential conflicts between their duty of loyalty to any of the Funds and their own financial interests, particularly with prospect to their own securities trading activities. Access Persons should take care to preserve the confidentiality of the Funds' business affairs.

         B.  Statement of General Fiduciary Principles

             The following principles are the policy of ISI and ISI Group and must be followed by all Access Persons:

             4. It is the duty of all Access Persons at all times to place the interests of shareholders first;

             5. All personal securities transactions must be conducted
                consistent with this Code of Ethics and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

             6. Access Persons must not take inappropriate advantage to the detriment of shareholders of the Funds of their positions, or the information they acquire, with or on behalf of any of the Funds, ISI or ISI Group.

         C.  Fraudulent Practices

             Rule 17j-1 makes it unlawful for any Access Person, in connection with a Fund with which such Access Person has a relationship, to:

             5. Employ any device, scheme or artifice to defraud any of the
                Funds;

             6. Make to any of the Funds any untrue statement of a material fact or omit to state to any of the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

             7. Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

             8. Engage in any manipulative practice with respect to the Fund.


IV. Restrictions on Personal Transactions

         A.  Reporting of Transactions

             Each Access Person shall report to ISI Code of Ethics personnel any Purchase or Sale of any of the following Securities: a municipal security, a Canadian or Mexican government security or a futures contract on a municipal security (other than a Purchase or Sale on behalf of any of the Funds). Within one (1) week of any such Purchase or Sale, appropriate information regarding the trade shall be provided to ISI Code of Ethics personnel. Upon receipt of information regarding a Purchase or Sale, ISI Code of Ethics personnel will review the transaction in accordance with the Code of Ethics procedures adopted by ISI and ISI Group.

             B. Exemptions

             The requirements of paragraph IV.A. above shall not apply to the following transactions:

             1. Purchases or sales which are non-volitional;

             2. Purchases which are part of an automatic dividend reinvestment plan; or

             3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

         C. Private Securities Transactions

         All transactions in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission, and sold directly to the investor) require preapproval by ISI Code of Ethics personnel. Upon receipt of a request for preapproval of a private Securities transaction by an Access Person, ISI Code of Ethics personnel review the proposed transaction in accordance with the Code of Ethics procedures adotped by ISI and ISI Group.

         D. Blackout Periods

         No Access Person may execute a transaction in a municipal security, Canadian or Mexican government security or futures contract on a municipal security on a day during which any Fund has a pending "buy" or "sell" order in the same security until that order is executed or withdrawn. No Investment Personnel may buy or sell a municipal security, Canadian or Mexican government security or futures contract on a municipal security within seven calendar days before and three calendar days after the Fund which the Investment Personnel manages trades in that security.

         E. Prohibition Against Participation in IPOs

             No Investment Personnel may acquire securities as a part of an initial public offering by the issuer.

         F. Ban on Short-Term Trading Profits

             No Investment Personnel may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades will be disgorged to the benefit of the appropriate Fund, if practical.

V. Compliance Procedures

         A. Reporting Requirements

             1. Initial Holdings Reports. Pursuant to Rule 17j-1 of the 1940
                Act, Access Persons joining ISI or ISI Group must complete and return to ISI Code of Ethics personnel an "Initial Holdings Report" (on a form to be provided) no later than ten days after an individual becomes an Access Person.

             2. Quarterly Personal Transaction Reports. Pursuant to Rule 17j-1
                of the 1940 Act, within ten (10) days of the end of each calendar quarter, all Access Persons must sign and return to ISI Code of Ethics personnel a "Quarterly Personal Transaction Report" (on a form to be provided).

             3. Annual Holdings Report. Pursuant to Rule 17j-1 of the 1940 Act,
                once each year, at a date to be specified by ISI Code of Ethics personnel, each Access Person must sign and return to ISI Code of Ethics personnel an "Annual Holdings Report" (on a form to be provided) with information current as of a date not more than 30 days prior to the date of the report.

         B. Records of Securities Transactions

             Access Persons must direct each brokerage firm or bank at which such person maintains a securities account to supply to the Secretary of the Fund, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

         C. Certification of Compliance with Code of Ethics

             Access Persons must certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the code and that they have complied with the code and its requirements.

V. Enforcement

         A. If Code of Ethics personnel determines that a violation of this Code of Ethics may have occurred, he or she shall report the potential violation to the Chairman of ISI, who shall make a determination as to whether a violation has occurred.

         B. If the Chairman determines that a violation has occurred, the Chairman shall impose upon the individual such sanctions as he deems appropriate and shall report the violation and the sanction imposed to the Board of Directors of the Fund. Such sanctions may include, among other things, reversal of any transaction in violation of this Code of Ethics, including disgorgement of any profits realized or losses avoided, or dismissal.

         C. No person shall participate in a determination of whether he or she has committed a violation of the code or of the imposition of any sanction against himself for herself. If a securities transaction of the Chairman is under consideration, the President shall act in all respects in the manner prescribed herein for the Chairman.

VII. Records

         ISI and ISI Group shall maintain records in the manner and to the extent set forth in the Code of Ethics Procedures adopted by ISI and ISI Group.